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                                                                    EXHIBIT 99.1
                                                                   -------------
                                                                   Press Release

SEPRACOR PRICES $400 MILLION CONVERTIBLE DEBENTURE OFFERING

MARLBOROUGH, Mass., Feb. 7 /PRNewswire/ -- Sepracor Inc. (Nasdaq: SEPR - news) today announced that the Company has offered and priced a new issue of $400 million of Convertible Subordinated Debentures due 2007 (the "Debentures").

The Debentures will have an annual interest of 5.0 percent and will be convertible into common stock at $184.76 per share. The Company also may issue up to an additional $60 million of Debentures pursuant to an option granted to the initial purchaser of the Debentures.

The Company intends to use the proceeds from the sale of the Debentures for its ongoing preclinical and clinical trials, funding of other research and development programs, working capital and other general corporate purposes.

The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960, or visit the Company's web site at www.sepracor.com.

-        Contacts:
-        David P. Southwell
-        Chief Financial Officer
-        Sepracor Inc.
-        Jonae R. Barnes
-        Executive Director
-        Investor Relations
-        Sepracor Inc.
-        (508) 481-6700